Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 3 to the Registration Statement of BNB Standard Corporation (formerly known as CEA Industries Inc.) on Form S-3, relating to our report dated June 23, 2026, with respect to the consolidated balance sheets of BNB Standard Corporation (formerly known as CEA Industries Inc.) as of April 30, 2026 (Successor Company), and 2025 (Predecessor Company), the related statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the periods from June 7, 2025 through April 30, 2026 (Successor Company), and the period from May 1, 2025 through June 6, 2025, and the year ended April 30, 2025 (Predecessor Company), and the related notes.

We also consent to the reference to our firm under the caption “Experts” in the registration statement.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

October 30, 2026